The Registrant issued a new class of securities effective May 1, 2007:

Class A Shares

Sales Load Imposed on Purchases                           5.50%
Deferred Sales Load                                       None
Sales Load Imposed on
    Reinvested Dividends                                  None
Redemption Fee                                            None

Annual Fund Operating Expenses(1) (expenses that are deducted from Fund assets)

      Management Fees(2)                                  0.82%
      Distribution (12b-1) Fees(3)                        0.25%
      Other Expenses(4)                                   0.76%
      Acquired Fund Fees and Expenses                     0.04%
      (Underlying Funds Fees and Expenses)(5)             ----
      Total Annual Fund Operating                         1.87%
          Expenses Before Expense
          Waiver/Repayment to
          Markman Capital
      Contractual Expense Waiver                         (0.38)%
          /Repayment to Markman
          Capital(6)
      Total Annual Portfolio                              1.49%
          Operating Expenses After
          Expense Waiver/Repayment
          to Markman Capital                              ====

(1) By investing in funds indirectly through the Fund, you bear not only your proportionate share of the expenses of the Fund but also, indirectly, similar expenses (including operating costs and investment advisory fees) of the underlying funds. You may indirectly bear expenses paid by underlying funds related to the distribution of such mutual funds' shares.

(2) Pursuant to the investment management agreement, the base management fee may be increased, decreased or remain the same, depending on how the Fund's performance compares to the S&P over a rolling 12-month period. See "Management of the Trust" for additional information relating to this performance fee adjustment.

(3) The underlying funds in which the Fund invests may impose 12b-1 or service fees.

(4)   Other expenses are based on estimated amounts for the current fiscal year.

(5) The total annual fund operating expenses stated above do not correlate to the ratio of expenses to average net assets stated in the Financial Highlights section of this Prospectus for the fiscal year ended December 31, 2006 because the expenses stated in the financial highlights reflect the operating expenses of the Fund and do not include underlying fund fees and expenses.

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(6)   Markman Capital and the Trust have entered into an Expense Limitation
      Agreement whereby the total Annual Fund Operating Expenses for the Class A Shares of the Fund will not exceed 1.49% until May 1, 2008, and in any year in which the Agreement is in effect. Under certain circumstances, any fees waived or expenses reimbursed by Markman Capital may, with the approval of the Trust's Board of Trustees, be repaid to Markman Capital.

Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. It assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund's operating expenses after the first year of operations are not reduced by any waivers. For Class A Shares, the example assumes that the expense limitation remains in effect only for the period ended May 1, 2008. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

Class A Shares
   1 Year        3 Years      5 Years     10 Years
   ------        -------      -------     --------
   $  693         $1,071       $1,472       $2,591

Expense Limitation Agreement

In the interest of limiting expenses of the Fund until May 1, 2008, Markman Capital has entered into an expense limitation agreement with the Trust with respect to the Fund's Class A Shares (the "Expense Limitation Agreement"). Pursuant to the Expense Limitation Agreement, Markman Capital has agreed to waive or limit its fees and to assume other expenses so that the total annual operating expenses of the Class A Shares of the Fund other than interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of the Fund's business, and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act, is limited to 1.49% of the average daily net assets of the Class A Shares.

The Fund may at a later date reimburse Markman Capital the management fees waived or limited and other expenses assumed and paid by Markman Capital pursuant to the Expense Limitation Agreement provided the Fund has reached a sufficient asset size to permit such reimbursement to be made without causing the total annual expense ratio of the Class A Shares of the Fund to exceed the percentage limits stated above. Consequently, no reimbursement by the Fund will be made unless: (i) the total annual expense ratio of the Fund's Class A Shares is less than the percentage stated above; and (ii) the payment of such reimbursement has been approved by the Trust's Board of Trustees.

The total amount of reimbursement to which Markman Capital may be entitled will equal, at any time, the sum of (i) all investment management fees previously waived or reduced by Markman Capital and (ii) all other payments previously remitted by Markman Capital to the Fund during any of the previous three fiscal years, less any reimbursement that the Fund has previously paid to Markman Capital with respect to (a) such investment management fees previously waived or reduced and (b) such other payments previously remitted by Markman Capital to the Fund.

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Sales Charges

Class A shares of the Fund are purchased at the public offering price (their NAV plus any applicable sales charge).

The Fund's principal underwriter, IFS Fund Distributors, Inc. (the "Distributor"), compensates Financial Intermediaries (broker-dealers), including processing organizations, who sell shares of the Fund. Compensation comes from sales charges, Rule 12b-1 fees and payments by the principal underwriter or affiliates of the principal underwriter and from its or their own resources. The following tables show the sales charges for the Class A shares and the percentage of your investment that is paid as a commission to the principal underwriter and a Financial Intermediary.

The public offering price for Class A shares of the Fund is the next determined NAV plus a sales charge unless you qualify for a waiver of the sales charge. The table below shows the amount of sales charge you would pay at different levels of investment and the commissions paid to Financial Intermediaries at each level of investment.

Amount of Investment         Offering Price
--------------------         --------------
Less than $25,000                      5.50%
$25,000 - $50,000                      5.00%
$50,000 - $100,000                     4.50%
$100,000 - $250,000                    3.50%
$250,000 - $500,000                    2.50%
$500,000 - $750,000                    2.00%
$750,000 - $1,000,000                  1.50%
Greater than $1,000,000                None

Amount of Investment    Net Amount Invested
--------------------    -------------------
Less than $25,000                      5.82%
$25,000 - $50,000                      5.26%
$50,000 - $100,000                     4.71%
$100,000 - $250,000                    3.63%
$250,000 - $500,000                    2.56%
$500,000 - $750,000                    2.04%
$750,000 - $1,000,000                  1.52%
Greater than $1,000,000                None

Amount of Investment      Dealer Commission
--------------------      -----------------
Less than $25,000                      5.25%
$25,000 - $50,000                      4.75%
$50,000 - $100,000                     4.25%
$100,000 - $250,000                    3.25%
$250,000 - $500,000                    2.25%
$500,000 - $750,000                    1.75%
$750,000 - $1,000,000                  1.25%
Greater than $1,000,000                None

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No sales charge is imposed on Class A Shares of the Fund if the shares were:

1. Bought by officers, directors or trustees, and employees and their immediate family members (i.e., spouses, children, grandchildren, parents, grandparents and any dependent of the person, as defined in section 152 of the Internal Revenue Code) of:

-The Fund;

- Markman Capital and its subsidiaries and affiliates;

- The Distributor and its subsidiaries and affiliates; or

- Broker-dealers or financial institutions who have entered into dealer agreements with the Fund or its Distributor and its subsidiaries and affiliates (or otherwise have an arrangement with a broker-dealer or financial institution with respect to sales of Fund shares).

2. Bought by advisory clients of Markman Capital and its subsidiaries and affiliates.

3. Bought by certain retirement and deferred compensation plans, and trusts used to fund those plans, including, but not limited to, those plans qualified under sections 401(k), 403(b) or 457 of the Internal Revenue Code and "rabbi trusts."

4. Bought by Financial Intermediaries who have a dealer arrangement with the Distributor, who place trades for their own accounts or for the accounts of their clients and who charge a management, asset allocation, consulting or other fee for their services, or clients of such Financial Intermediaries who place trades for their own accounts if the accounts are linked to the master account of such Financial Intermediary.

5. Bought by an investment adviser, broker-dealer or financial planner, provided arrangements are pre-approved.

6. Bought by a bank, trust company or thrift institution which is acting as a fiduciary exercising investment discretion, provided that appropriate notification of such a fiduciary relationship is reported at the time of the investment to the Fund or the Fund's Distributor.

7. Bought by employer-sponsored health savings accounts.

8. Bought in connection with plans of reorganizations of the Fund, such as mergers, asset acquisitions and exchange offers to which the Fund is a party.

9. Bought by a "charitable organization" as defined for purposes of Section 501(c)(3) of the Internal Revenue Code, or by a charitable remainder trust or life income pool established for the benefit of a charitable organization.